February 21, 2024
Dear [John][Michael],
As you are aware, on December 6, 2023, Option Care Health, Inc. adopted the Option Care Health, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”), a copy of which is attached to this letter as Exhibit A. In your role as [Chief Executive Officer]1[Chief Financial Officer]2, you are a designated participant in the Severance Plan and will be eligible for severance benefits in the event of certain terminations of your employment, subject to the terms of the Severance Plan and your execution of a Participation and Restrictive Covenant Agreement. The benefits under the Severance Plan replace the severance benefits described in [your Amended and Restated Employment Agreement, entered into on February 23, 2018, by and between you and Option Care Infusion Services, Inc.]3[your Employment Agreement, entered into on October 13, 2015, by and between you and Walgreens Infusion Services, Inc.]4 (the “Employment Agreement”).
By signing below, you expressly acknowledge that, effective as of January 1, 2024 (the effective date of the Severance Plan), you shall no longer be eligible for the severance benefits described in the Employment Agreement and shall only be eligible for the severance benefits described in the Severance Plan for [Tier 1 Executives]5[Tier 2 Executives]6.
Please return this signed letter to me at your earliest convenience. If you have any questions or otherwise wish to discuss, please do not hesitate to contact me.

Thank you for your attention to this matter.

Sincerely,
[_____]

Name:

1 NTD: To be included for John Rademacher.
2 NTD: To be included for Michael Shapiro.
3 NTD: To be included for John Rademacher.
4 NTD: To be included for Michael Shapiro.
5 NTD: To be included for John Rademacher.
6 NTD: To be included for Michael Shapiro.

EXHIBIT A
[Option Care Health, Inc. Amended and Restated Executive Severance Plan]